Cohen McCurdy
Certified Public Accountants

Cohen McCurdy, Ltd.
800 Westpoint Pkwy., Suite 1100
Westlake, OH 44145-1524

www.cohenmccurdy.com

440.835.8500
440.835.1093 *fax*

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 12, 2006 on the financial statements of Chinook Emerging Growth Fund, dated as of November 30, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of Unified Series Trust (SEC File No. 811-21237 and 333-100654).

Cohen McCurdy

Cohen McCurdy, Ltd.
Westlake, Ohio
April 28, 2006